Registration No. 333-218604-02

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Credit Suisse AG

(Exact Name of Registrant as Specified in Its Charter)

Canton of Zurich, Switzerland

(State of Incorporation or Organization)

13-5015677

(I.R.S. Employer Identification No.)

Paradeplatz 8

CH-8001 Zurich, Switzerland

(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
AxelaTrader™ 3x Long Brent Crude Oil ETNs linked to the S&P GSCI® Brent Crude Oil ER due September 14, 2037	NYSE Arca

AxelaTrader™ 3x Inverse Brent Crude Oil ETNs linked to the S&P GSCI® Brent Crude Oil ER due September 14, 2037	NYSE Arca

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. □

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-218604-02

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Item 1.  Description of Registrant’s Securities to be Registered.

For a description of the securities to be registered hereunder, reference is made to the information under the heading “Description of Debt Securities” in the Registrant’s Prospectus dated June 30, 2017 included in the Registration Statement on Form F-3 (Registration No. 333-218604-02) as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the information under the heading “Description of Notes” in the Registrant’s Prospectus Supplement dated June 30, 2017 as filed with the Commission on June 30, 2017 pursuant to Rule 424(b)(2) under the Securities Act and the information in the Registrant’s Pricing Supplement, dated September 14, 2017 (the “Pricing Supplement”) to be filed with the Commission on September 14, 2017 pursuant to Rule 424(b)(2) under the Securities Act. The outstanding principal amount of the securities registered hereby may be increased from time to time in the future due to further issuances of securities having substantially the same terms. The Pricing Supplement may be amended from time to time if any such additional securities are issued, and such amended Pricing Supplement will be filed with the Commission and will be incorporated herein by reference. The securities registered hereby are, and any additional securities registered hereby in the future will be, all part of a single series as described in the documents referenced above. The description of the ETNs contained in the Pricing Supplement to be filed pursuant to Rule 424(b) under the Securities Act under Registration Statement No. 333-218604-02, which will contain the final terms and provisions of the ETNs, including the maturity date of the ETNs, is hereby deemed to be incorporated by reference into this Registration Statement and to be a part hereof.

Item 2.  Exhibits.

Exhibit No.	Exhibit Description

4.1	Senior Indenture between Credit Suisse AG (formerly known as Credit Suisse) and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, dated as of March 29, 2007 (incorporated by reference to Exhibit 4.13 to the Registrant’s Registration Statement on Form F-3/A filed on June 28, 2017 (Registration No. 333-218604-02)).
4.2	First Supplemental Indenture, dated May 6, 2008, between Credit Suisse AG (formerly known as Credit Suisse) and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, to the Senior Indenture, dated March 29, 2007, between Credit Suisse AG and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 99.1 to Registrant’s Current Report on Form 6-K filed on May 9, 2008).
4.3	Second Supplemental Indenture, dated March 25, 2009, between Credit Suisse AG (formerly known as Credit Suisse) and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, to the Senior Indenture, dated as of March 29, 2007, between Credit Suisse AG and The Bank of New York, as trustee (incorporated by reference to Exhibit 99.2 to Registrant’s Current Report on Form 6-K filed on March 25, 2009).
4.4	Form of Note.
99.1	Pricing Supplement No. AxelaTrader ETN-1, dated September 14, 2017, the Prospectus Supplement dated June 30, 2017 and the Prospectus dated June 30, 2017. (Pricing Supplement No. AxelaTrader ETN-1 is incorporated by reference from the Registrant’s filing pursuant to Rule 424(b)(2) on September 14, 2017 and the Prospectus Supplement and Prospectus are each incorporated by reference from the Registrant’s filings pursuant to Rule 424(b)(2) on June 30, 2017).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CREDIT SUISSE AG Date: September 14, 2017

By:
Name:
	Title:	Authorized Signatory

By:
Name:
	Title:	Authorized Signatory